Exhibit 10.1

Execution Version

LIMITED LIABILITY COMPANY MEMBERSHIP INTEREST
PURCHASE AGREEMENT

by and between

DENTAL SPAS, LLC,

as “Buyer”

and

BRITESMILE, INC.,

as “Seller”

Dated:  January 13, 2006

LIMITED LIABILITY COMPANY MEMBERSHIP INTEREST
PURCHASE AGREEMENT

                    This Limited Liability Company Membership Interest Purchase Agreement (this “Agreement”) is entered into as of January 13, 2006 by and between Dental Spas, LLC, an Iowa limited liability company (“Buyer”), and BriteSmile, Inc., a Utah corporation (“Seller”).

RECITALS

                                        A.          As of the date hereof, Seller has agreed to contribute (such contribution of assets and liabilities, the “Contribution”) all of its assets and liabilities related to its business (1) of owning or operating dedicated centers, in retail locations, in which the dental services provided or authorized to be provided are limited to providing tooth whitening, orthodontics, veneers, x-rays, cleaning and prophys to consumers and (2) selling in such dedicated centers and in other retail channels not including professional dental offices teeth whitening products, including its BriteSmile-to-Go pen, toothpaste, mouthwash and gum products, directly and through third party retail establishments ((1) and (2) being referred to collectively as the “Spa Business”) to BriteSmile Spas, LLC, a Delaware limited liability company (the “Company”), in exchange for all of the outstanding membership interests in the Company (the “Membership Interests”) pursuant to the terms of the Contribution Agreement, dated as of the date hereof (the “Contribution Agreement”), by and between Seller and the Company a copy of which is attached hereto as Exhibit A, all as provided herein or under the Spa License Agreement.

                                        B.          Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Membership Interests, subject to the terms and conditions of this Agreement.

                                        C.          Concurrently with the execution of this Agreement, (a) shareholders of Seller that hold 51.8% of the voting power of Seller entitled to approve the Contemplated Transactions have executed shareholder consents (the “Shareholder Consents”) voting in favor of approval of the Contemplated Transactions and shareholders of Seller that hold approximately 41% of the voting power of Seller entitled to vote on the Contemplated Transactions have executed consent agreements pursuant to which they have agreed not to revoke such shareholder consents or vote in favor of certain other transactions or actions in accordance with the terms of such consent agreements entered into with Buyer;  and (b) Seller’s board of directors (the “Board”) has adopted a resolution, in the form set forth in Section 3.2 of the Disclosure Schedule, recommending to the shareholders that they approve this Agreement and the Contemplated Transactions.

AGREEMENT

                              NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and accuracy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS AND INTERPRETATION PROVISIONS

                    1.1          Definitions.  As used herein, the following terms shall have the following meanings:

                                   “Accounts Receivable” shall mean (a) all trade accounts receivable and other rights to payment from customers of the Company and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of products sold or services rendered to customers of the Company, (b) all other accounts or notes receivable from customers of the Company and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

                                   “Accrued Vacation Amount” shall mean the aggregate dollar amount attributable to all unpaid or unused “paid time off” accrued with respect to employees of the Company or of any P.C. as of the Closing Date which shall be determined, on an employee-by-employee basis, by multiplying the number of days of accrued and unpaid or unused paid time off for each such employee by such employee’s daily base salary as of immediately prior to the Closing Date.

                                    “Associated Center Business” shall mean the business conducted by Seller and its affiliates of offering teeth-whitening products and systems through existing independent dental offices worldwide, known as BriteSmile Professional Teeth Whitening Associated Centers.

                                   “Associated Center Sale” shall mean the sale of Seller’s Associated Center Business or all or a material portion of the assets of Seller’s Associated Center Business, in one or more related transactions.

                                   “Code” shall mean the Internal Revenue Code of 1986, as amended.

                                   “Contemplated Transactions” shall mean all of the transactions contemplated by this Agreement.

                                   “Contract” shall mean any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

                                   “Contributed Assets” shall have the meaning set forth in the Contribution Agreement.

                                   “Disclosure Schedule” shall mean a schedule delivered by Seller to Buyer on the date hereof, which sets forth exceptions to the representations and warranties contained in ARTICLE III and ARTICLE IV hereof and certain information called for by this Agreement.

                                   “Encumbrances” shall mean any charge, claim, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, right of first option, right of first refusal, hypothecation, encumbrance, preference, right of possession, lease, preference, license, proxy, or community property interest of any nature, including any voting right (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership of any third party.

                                   “Environmental, Health and Safety Requirements” shall mean all Legal Requirements of any Governmental Body concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, as such requirements are duly enacted and in effect on the date hereof.

                                   “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

                                   “GAAP” shall mean U.S. Generally Accepted Accounting Principles, consistently applied.

                                   “Governing Documents” shall mean with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws, (b) if a general partnership, the partnership agreement and any statement of partnership, (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership, (d) if a limited liability company, the articles of organization and operating agreement, (e) if another type of Person other than a natural person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person, (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person and (g) any amendment or supplement to any of the foregoing.

                                   “Governmental Authorization” shall mean any approval, consent, ratification, waiver, authorization, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

                                   “Governmental Body” shall mean any:

                                   (a)          nation, state, county, city, town, borough, village, district or other governmental jurisdiction;

                                   (b)          federal, state, local, municipal, foreign or other government;

                                   (c)          governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

                                   (d)          multinational organization or body;  or

                                   (e)          body entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.

                                   “Inventories” shall mean all inventories of the Company (and not furniture, equipment or the twenty (20) lighting devices to be transferred to the Company pursuant to the Contribution Agreement), wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by the Company in the production of finished goods.

                                   “Knowledge” shall mean (a) with respect to Seller, the actual knowledge of Anthony Pilaro, Dr. Julian Feneley, Nhat Ngo and Kenneth A. Czaja and (b) with respect to Buyer, the actual knowledge of Dr. Philip Hirschhorn.

                                   “Lease Security Instruments” means any and all certificates of deposit, financial guarantees, restricted bank deposits or other instruments made or required to be made to secure performance under the Leases.  The parties agree that any cash deposits made or required to be made to secure performance under the Leases shall not be Lease Security Instruments.

                                   “Legal Requirement” shall mean any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, established principle of common law, code, regulation, statute or treaty.

                                   “Liability” shall mean with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

                                   “Order” shall mean any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

                                   “Ordinary Course of Business” shall mean an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

                                   (a)          is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day or other periodic operations of such Person;

                                   (b)          does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature;  and

                                   (c)          is similar in nature, scope and magnitude to actions reasonably expected to be customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day or other periodic operations of other Persons that are in the same line of business as such Person.

                                   “P.C.” means a professional corporation owned by a licensed dentist which provides dental services to consumers at a Spa.

                                   “P.C. Dentist” means a dentist who owns or is employed by a P.C.

                                   “Permitted Encumbrances” shall mean (a) Encumbrances for Taxes or other governmental charges not yet due and payable by a Person so long as such Person discharges such taxes when they become due and payable, except the amount or validity of which is being contested by such Person in good faith;  (b) Encumbrances for Taxes or other governmental charges the amount or validity of which is being contested by such Person in good faith by appropriate proceedings as set forth in Section 4.10 of the Disclosure Schedule;

(c) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen, repairmen and other liens imposed by law (other than such liens of which Seller has Knowledge as of the date hereof); (d) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the real property which are not violated by the current use and operation of the real property by Seller;  (e) covenants, conditions, restrictions, easements and other matters of record affecting title to the real property which have been disclosed in writing to the Buyer and do not unreasonably interfere with the current use (or use contemplated by the Spa License Agreement), occupancy, or value, or the marketability of title, of real property;  (f) liens which in the aggregate are not substantial in amount, do not materially detract from the value or transferability of the property or assets subject thereto or interfere with the present use and have not arisen other than in the Ordinary Course of Business;  and (g) Encumbrances set forth on Section 4.7 of the Disclosure Schedule.

                                   “Person” shall mean an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

                                   “Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

                                   “Representative” shall mean with respect to a particular Person, any director, officer, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

                                   “Securities Act” shall mean the Securities Act of 1933, as amended.

                                   “Spa Business Combination” shall mean any transaction or series of related transactions pursuant to which Seller directly or indirectly may sell or otherwise transfer or could be deemed to have transferred the Spa Business or the Contributed Assets (other than in the Ordinary Course of Business), except that the following shall not constitute a Spa Business Combination:  (a) the acquisition by any Person or “group” (as such term is defined in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of beneficial ownership of outstanding voting securities of Seller, (b) any merger or  business combination with another entity that results in the shareholders of Seller immediately prior to the merger or business combination owning less than 50% of the voting power of the surviving entity immediately following the closing of the merger or business combination or (c) the Associated Center Sale.

                                   “Spa License Agreement” shall mean the license agreement in the form attached hereto as Exhibit B.

                                   “Spas” shall have the meaning set forth in the Spa License Agreement.

                                   “Subsidiary” shall mean with respect to any Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by such Person or one or more of its Subsidiaries.

                                   “Superior Offer” shall mean an unsolicited, bona fide written offer made by a Third Party to engage in a Spa Business Combination or a transaction that includes a Spa Business Combination as well as other assets of Seller (including a sale of substantially all the assets of Seller or a sale of all of the capital stock of Seller) on terms that the Board determines, in its reasonable judgment, based upon written advice of an independent financial advisor of nationally recognized reputation, to be more favorable to Seller’s shareholders from a financial point of view than the terms of the Contemplated Transactions;  provided, however, that any such offer shall not be deemed to be a “Superior Offer” if the Board does not reasonably determine, based upon written advice of such independent financial advisor, that the Third Party has the same or better financing commitments than Buyer has obtained on the date the offer is determined to be a Superior Offer and that the Third Party is reasonably capable of obtaining such financing.

                                   “Tax” shall mean any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

                                   “Tax Return” shall mean any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

                                   “Thai Spa” shall mean the BriteSmile Whitening Spa (Thailand) Limited.

                                   “Thai Spa Proceeds” shall mean all amounts that Seller is entitled to receive in consideration for its equity interest in the Thai Spa, if any, pursuant to the exercise of certain rights of first refusal by the other equity holder of the Thai Spa, which is an amount equal to $291,000.

                                   “Third-Party” shall mean any Person other than the parties and each of their respective affiliates, officers, directors, stockholders, agents and each of their respective heirs, successors, assigns and executors.

                                   “Third-Party Claim” shall mean any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

                                   “Webscheduler Products” shall mean Seller’s Webscheduler Software, Seller’s Webscheduler website and Seller’s Webscheduler reporting website.

                    1.2          Other Defined Terms.  The following terms shall have the meanings given them in the Sections of this Agreement set forth below:

Term	Section

Agreement	Preamble
Annual Financial Statements	4.6
Balance Sheet Date	4.6
Board	Recitals
Buyer	Preamble
Buyer Contact	11.2(a)
Buyer Indemnified Person	10.2
Closing	2.3
Closing Date	2.3
Commission	4.6
Company	Recitals
Company Financial Statements	4.6
Confidential Information	11.1(a)
Contribution	Recitals
Contribution Agreement	Recitals
Copyrights	4.13(a)
Damages	10.2
Disclosing Party	11.1(a)
Employee Plans	4.12
ERISA Affiliate	4.12
Indemnified Person	10.5(a)
Indemnifying Person	10.5(a)
Leases	4.21
Licenses	4.13(a)
Magic Mirror Rights	9.5
Marks	4.13(a)

Material Adverse Effect	4.11
Membership Interests	Recitals
Other Consents	7.2(b)
Patents	4.13(a)
Pre-Closing Taxes	9.12
Proprietary Rights	4.13(a)
Purchase Price	2.2
Quarterly Financial Statements	4.6
Receiving Party	11.1(a)
Required Consents	7.2(b)
Restricted Business	9.7
Seller	Preamble
Seller Contact	11.2(a)
Seller Indemnified Persons	10.3
Software	4.13
Spa Business	Recitals
Tax Filings	6.11
Termination Fee	8.2(b)
Trade Secret	4.13(a)

                    1.3          Interpretation Provisions.  In this Agreement, unless a clear contrary intention appears:

                                   (a)          Any reference to “party” or “parties” shall be a reference to Buyer and Seller, individually or collectively, as the case may be.

                                   (b)          The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, schedule and exhibit references are to this Agreement unless otherwise specified.  The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms.  The term “or” is disjunctive but not necessarily exclusive.  The terms “include” and “including,” however used, are not limiting and mean “including without limitation.”

                                   (c)          References to dollars or “$” shall mean dollars in lawful currency of the United States of America.

                                   (d)          References to agreements and other documents shall be deemed to include all subsequent amendments, addenda and other modifications thereto, and all exhibits and schedules thereto through the date hereof.

                                   (e)          References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

                                   (f)          The captions and headings of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

                                   (g)          The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall under any circumstances be applied against any party.

                                   (h)          Representations, warranties, covenants, indemnities or obligations given or entered into by more than one party hereunder shall bind each of the parties thereto jointly and severally.

                                   (i)          In resolving any dispute regarding, or construing any provision in, this Agreement, there shall be no presumption made or inference drawn because of the drafting history of the Agreement, or because of the inclusion of a provision not contained in a prior draft or the deletion of a provision contained in a prior draft.

ARTICLE II.
PURCHASE AND SALE OF MEMBERSHIP INTERESTS;  CLOSING

                    2.1          Sale of Membership Interests.  On and subject to the terms of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, convey, transfer, assign and deliver to Buyer, the Membership Interests for the consideration specified in Section 2.2.  In connection with such sale, conveyance, transfer, assignment and delivery, Seller shall cease to be a member of the Company and parties shall take such actions as are necessary to remove Seller as the manager of the Company, including, without limitation, the appointment of a successor manager by Buyer.

                    2.2          Consideration for Membership Interests.  As full and complete consideration for the sale, transfer, assignment, conveyance and delivery of the Membership Interests by Seller to Buyer, and for all representations, warranties, covenants and obligations of Seller in this Agreement, Buyer shall pay to Seller cash in an amount equal to Twenty Million Dollars ($20,000,000), less the sum of (i) the Accrued Vacation Amount, if any and (ii) the Thai Spa Proceeds (collectively, the “Purchase Price”).  Not later than four (4) business days prior to the Closing, Seller shall notify Buyer in writing of the Accrued Vacation Amount.

                    2.3          Closing.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at Skadden, Arps, Slate, Meagher & Flom LLP, Four Embarcadero Center, San Francisco, California at 10:00 a.m. local time on the second (2nd) business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than those conditions to be satisfied at the Closing itself) or such other date as Buyer and Seller may mutually determine (the “Closing Date”).

                    2.4          Deliveries at Closing.  At the Closing, Seller will deliver to Buyer (a) documentation reasonably satisfactory to Buyer transferring and assigning to Buyer the Membership Interests and (b) the various certificates, instruments and documents referred to in Section 7.2 below.  At the Closing, Buyer will deliver to Seller (a) the Purchase Price by wire transfer of immediately available funds to an account provided by Seller and (b) the various certificates, instruments and documents referred to in Section 7.1 below.  At the Closing, the parties shall, and shall cause the Company to, consummate the Contribution in accordance with the terms of the Contribution Agreement.

                    2.5          Purchase Price Allocation.

                                   (a)          Buyer and Sellers agree to allocate the Purchase Price among the assets of the Company for purposes of Sections 755 and 1060 of the Code (the “Allocation”).  Except as set forth in (b), neither Buyer nor Seller (nor any of their respective Affiliates) shall file any Tax Return or take a position with a taxing authority that is inconsistent with the Allocation, including any amendments.

                                   (b)          Buyer shall present a draft of the Allocation (the “Proposed Allocation”) to Seller for review as soon as reasonably practicable after the Closing Date.  Except as provided in subparagraphs (i) and (ii) of this Section 2.5(b), at the close of business on the 51st day after delivery of the Proposed Allocation, the Proposed Allocation shall become binding upon Buyer and Seller and shall be the Allocation.

                                                  (i)          Seller shall raise any objection to the Proposed Allocation in writing within fifty (50) days of the delivery of the Proposed Allocation.  Seller and Buyer shall negotiate in good faith to resolve any differences for thirty (30) days after delivery of any objection by Seller.  If Buyer and Seller reach written agreement amending the Proposed Allocation, the Proposed Allocation, as amended by such written agreement, shall become binding upon Seller and Buyer and shall be the Allocation.

                                                  (ii)          If Seller and Buyer cannot mutually agree on the appropriate allocation within the 30-day time limit set forth in subparagraph (i) above, Buyer and Seller may agree to report differing allocations for tax purposes, provided that each party shall provide the other with the allocation reported by such party.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES REGARDING SELLER

                         Seller hereby makes the representations and warranties set forth below to Buyer as of the date hereof, except as disclosed in the Disclosure Schedule (with each disclosure set forth therein in any section being deemed to be cross-referenced to each other section herein).

                    3.1          Organization of Seller.  Seller is a corporation duly organized, validly existing and in good standing under the laws of Utah, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use.

                    3.2          Authorization of Transaction.  Subject to the approval of this Agreement and the Contemplated Transactions by the shareholders of Seller having become effective in accordance with all Legal Requirements, Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder.  Subject to the approval of this Agreement and the Contemplated Transactions by the shareholders of Seller having become effective in accordance with all Legal Requirements, this Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions, subject in each case to the effect of applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity, including, without limitation, the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.  Subject to the approval of this Agreement and the Contemplated Transactions by the shareholders of Seller having become effective in accordance all Legal Requirements, the execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Seller.  The shareholder consents set forth in Section 3.2 of the Disclosure Schedule constitute the valid consents of shareholders of Seller holding not less than 51.8% of the voting power of Seller entitled to approve the Contemplated Transactions, and the resolution of Seller’s board of directors set forth in Section 3.2 of the Disclosure Schedule constitutes a valid, duly adopted resolution of such board satisfying any Legal Requirement that Seller’s board of directors make a recommendation concerning approval of this Agreement and the Contemplated Transactions by Seller’s shareholders.

                    3.3          Noncontravention.  Notwithstanding Sections 3.2, 4.17 and 4.21 and except as set forth on Section 3.3 of the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate in any material respect any Legal Requirement applicable to Seller or to which the Company is subject, (b) violate any provision of Seller’s Governing Documents or (c) conflict in any material respect with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which Seller is bound or to which any of Seller’s material assets are subject

                    3.4          Membership Interests.  At the Closing, Seller will hold of record and beneficially all of the membership interests of the Company free and clear of any Encumbrances (other than restrictions under the Securities Act and state securities laws).

                    3.5          No Brokers.  Seller has not entered into nor will it enter into any contract, agreement, arrangement or understanding with any Person, which will result in an obligation of Buyer or the Company to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

                    3.6          No Other Agreements to Sell Membership Interests.  Seller has no legal obligation, absolute or contingent, to any other Person to sell the Membership Interests, to sell any assets of the Company, including assets to be contributed to the Company pursuant to the Contribution Agreement, except in the Ordinary Course of Business, or to effect any merger, consolidation or other reorganization of the Company or to enter into any agreement related thereto.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES REGARDING THE SPA BUSINESS AND THE COMPANY

                         Seller hereby makes the representations and warranties set forth below to Buyer as of the date hereof, notwithstanding anything to the contrary in Article 5 of the Contribution Agreement and except as disclosed in the Disclosure Schedule (with each disclosure set forth therein in any section being deemed to be cross-referenced to each other section herein).

                    4.1          Organization and Good Standing.  Section 4.1 of the Disclosure Schedule contains a complete and accurate list of the Company’s jurisdiction of incorporation and any other jurisdictions in which it is qualified to do business as a foreign corporation.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Contracts.  The Company is, or will be as of the Closing, duly qualified to do business as a foreign limited liability company and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except for such failure to be so qualified that, individually or in the aggregate would not result in a Material Adverse Effect.  Each P.C. is a professional corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, except for such failures to be duly organized, validly existing and in good standing that, individually or in the aggregate, would not result in a Material Adverse Effect.  Complete and accurate copies of the Governing Documents of the Company, as currently in effect,  attached to the Disclosure Schedule as Exhibits A-1 and A-2.

                    4.2          Capitalization.  The Membership Interests will, at the Closing, represent the entire authorized capital of the Company.  The Membership Interests will be, at the Closing, duly authorized, validly issued, fully paid and nonassessable.  The Company has not issued any securities, including, but not limited to, options, warrants or other securities convertible into or exercisable for any equity capital of the Company.

                    4.3          No Subsidiaries.  The Company does not own any stock, partnership interest, membership interest, joint venture interest or any other security or ownership interest issued by any other corporation, or by any partnership, limited liability company, organization or other entity.

                    4.4          Non-contravention.  Except as set forth on Section 4.4 of the Disclosure Schedule, neither the execution and the delivery of this Agreement by Seller, nor the consummation of the transactions contemplated hereby will (a) violate in any material respect any Legal Requirement applicable to the Spa Business or to which the Spa Business is subject, (b) violate any provision of the Company’s Governing Documents or (c) conflict in any material respect with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which Seller or the Company is a party with respect to the Spa Business or by which the Company is bound or to which any of the material assets of the Spa Business are subject.

                    4.5          Consents and Approvals.  Except as set forth on Section 4.5 of the Disclosure Schedule, no notice to, declaration, filing or registration with, or permit from, any Governmental Body or authority, or any other person or entity, is required to be made or obtained by the Company in connection with the execution, delivery or performance of this Agreement by Seller and the consummation of the Contemplated Transactions.

                    4.6          Financial Statements.  The annual consolidated financial statements of Seller set forth in its most recent Annual Report on Form 10-K, as amended (the “Annual Financial Statements”), filed with the Securities and Exchange Commission (the “Commission”), and the interim consolidated financial statements of Seller set forth in filings with the Commission since the filing of its most recent Annual Report on Form 10-K (the “Quarterly Financial Statements”) are true, correct and complete in all material respects, have been prepared from and are in accordance with the books and records of Seller and its Subsidiaries and have been prepared in conformity with GAAP, and fairly present in all material respects the financial condition of Seller as of the dates stated and the results of operations and cash flows of Seller for the periods then ended in accordance with such practices.  The unaudited proforma balance sheet of the operating dental spa centers which will be transferred to the Company pursuant to the terms of the Contribution Agreement and the non-professional retail operations of Seller (collectively, the “Purchased Operations”) as of October 22, 2005 (the “Balance Sheet Date”) and a statement of operations of the Purchased Operations for the 10-month period ended October 22, 2005, are set forth in Section 4.6 of the Disclosure Schedule (the “Company Financial Statements”).  The Company Financial Statements represent Seller’s best estimate of the financial position and results of operations of the Purchased Operations as of and for the period ended on the Balance Sheet Date, and were derived from the Annual Financial Statements and the Quarterly Financial Statements and are in accordance with the corrected books and records of Seller and its Subsidiaries.  The pro-forma financial statement of operations represents the direct revenue, cost, expense, and contribution of the Purchased Operations. It excludes any allocation of corporate selling, general and administrative expenses.

Seller agrees to update the above-described financial statements not less than two (2) days prior to Closing by delivering to Buyer (a) Seller’s Quarterly Financial Statements as of December 31, 2005, if available at the time of Closing;  (b) Seller’s unaudited balance sheet, income statement and statement of changes in financial position, as of the most recent month-end preceding the Closing, if available at time of the Closing;  and (c) the unaudited proforma balance sheet and statement of operations of the Purchased Operations as of December 31, 2005, if available at time of the Closing, and any month-end that may have occurred between January 1, 2006 and the Closing, if available at the time of the Closing.

                    4.7          Title to Assets;  Encumbrances.  Except as set forth in the Company Financial Statements, Seller owns, and at the Closing the Company will own, good and transferable title to all of the assets of the Spa Business, free and clear of any Encumbrances other than those set forth on Section 4.7 of the Disclosure Schedule and any Permitted Encumbrances.  To Seller’s Knowledge, except as set forth on Section 4.7 of the Disclosure Schedule, each of the assets of the Spa Business is in good repair and good operating condition, ordinary wear and tear excepted, and is suitable for use in the Ordinary Course of Business.

                    4.8          Accounts Receivable.  All Accounts Receivable that are reflected on the Company Financial Statements or on the accounting records of the Company as of the Closing Date represent or will represent valid obligations owed to Seller with respect to the Spa Business.  To Seller’s Knowledge, except as set forth on Section 4.8 of the Disclosure Schedule or reflected in the Company Financial Statements, there is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business of Seller with respect to its conduct of the Spa Business, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable.

                    4.9          Inventories.  All Inventories of products currently sold or used in the Ordinary Course of Business of the Spa Business, including the product and spare parts inventories of Seller with respect to the Spa Business, including those inventories stored at Oraceutical, LLC, consist of a quality and quantity usable and saleable in the Ordinary Course of Business of the Spa Business and are fit for the purpose for which they were procured or manufactured in all material respects.  Inventories now on hand that were purchased after the Balance Sheet Date were purchased in the Ordinary Course of Business of the Company at a cost not materially exceeding market prices prevailing at the time of purchase.  Section 4.9 of the Disclosure Schedules sets forth a list of all inventory owned by the  Seller with respect to the Spa Business which will be transferred to the Company pursuant to the Contribution Agreement as well as a list of all inventory owned by Seller that is stored at Oraceutical, LLC, in each case, as of October 22, 2005.

                    4.10          Taxes.  Seller has filed or caused to be filed all state, local and federal Tax Returns related to the Spa Business including, but not limited to, (a) those relating to P.C.s, and (b) all such Seller and P.C. tax returns reporting activity for the period ended December 25, 2004, and any interim periods in 2005 as required.  All such Tax Returns were filed in timely manner and any Taxes owing pursuant to such returns have been fully paid.  Neither Seller nor any P.C. is presently under audit with respect to any such returns.  Seller and the P.C.s (with respect to the Spa Business prior to the Contribution) were, and the Company and the P.C.s (since the Contribution) have been, current on all employee withholding tax and sales and use tax remittances, and all such remittances owing for the period ending on the Closing Date shall be paid prior to or at Closing, except as set forth in Section 4.10 of the Disclosure Schedule.

                    4.11          No Material Adverse Effect.  Since the Balance Sheet Date, there has not been any event, violation, inaccuracy, circumstance or other matter that has had or is certain to have (a) a material adverse effect on the business, assets, properties, liabilities, results of operations, or financial condition of the Spa Business or the Company or (b) a material adverse effect on the ability of Seller to consummate the Contemplated Transactions or on the ability of Seller or the other Licensors (as that term is defined in the Spa License Agreement) to perform their respective obligations under this Agreement, the Spa License Agreement, the Contribution Agreement or the other agreements executed in connection with the Contemplated Transactions (each of which being described in this Agreement as a “Material Adverse Effect”);  provided, however, that none of the following shall be taken into account in determining whether there has been a Material Adverse Effect:  (x) any adverse change, event, development, or effect arising from or relating to (i) general business or economic conditions affecting the industry in which the Spa Business operates, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in United States generally accepted accounting principles, (v) changes in law, rules, regulations, orders, or other binding directives issued by any governmental entity or (vi) the mere completion of any of the Contemplated Transactions, (y) any existing, as opposed to future, event, occurrence, or circumstance with respect to which Buyer has Knowledge and (z) any adverse change in or effect on the Spa Business of the Company that is cured before the earlier of (1) the End Date and (2) the date on which this Agreement is terminated pursuant to ARTICLE VIII.

                    4.12          Employee Benefits.  Except as set forth in Section 4.12 of the Disclosure Schedule, the Company, and Seller with respect to the Spa Business, have no “employee benefit plans” as defined by Section 3(3) of ERISA, specified fringe benefit plans as defined in Section 6039D of the Code, or any other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, or any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) or any trust, escrow or other agreement related thereto that are sponsored or maintained by the Company or Seller with respect to the Spa Business or any trade or business (whether or not incorporated) which is treated as a single employer with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) for any of their current or former employees, officers, non-employee directors or consultants (collectively the “Employee Plans”).  Additionally, as of the Closing Date the Company shall have no accrued but unpaid liabilities regarding compensation or benefits to employees of the Company.

                    4.13        Proprietary Rights.

                                   (a)          “Proprietary Rights” shall mean all of the following proprietary rights that are owned by the Company upon the Closing:  (i) all patents and patent applications (collectively, “Patents”), (ii) all copyrights and registrations and applications therefor (collectively, “Copyrights”), (iii) all trademarks, trade names and service marks (collectively, “Marks”), (iv) all trade secrets, processes, proprietary knowledge (collectively, “Trade Secrets”), (v) all computer programs and software (except for shrink-wrap, readily available commercial software), (collectively, “Software”), (vi) all Internet domain names, web sites or URL’s (collectively, “Domain Names”), and (vii) and licenses, sublicenses or agreements, other than the Spa License Agreement, in respect thereof (collectively “Licenses”).  Section 4.13(a) of the Disclosure Schedule sets forth the following Proprietary Rights:  (i) all Patents, (ii) all registered Copyrights and applications therefor, (iii) all registered Marks and applications therefor, (iv) all Trade Secrets material to the Spa Business, (v) all Software material to the Spa Business, (vi) all Domain Names, and (vii) all Licenses.  All Proprietary Rights will be fully transferable, alienable and licensable by the Company and Buyer without restriction and without payment of any kind to any third party.

                                   (b)          Except as set forth on Section 4.13(b) of the Disclosure Schedule, the Proprietary Rights and the rights licensed by Seller and its affiliates to the Company pursuant to the Spa License Agreement (the “Licensed Rights”) together constitute all of the intellectual property rights necessary to the current operation of the Spa Business or used exclusively in the Spa Business.

                                   (c)          Except as set forth on Section 4.13(c) of the Disclosure Schedule, none of the Proprietary Rights or Licensed Rights is subject to any liens or has been hypothecated, sold, assigned or licensed by Seller, Company or their respective affiliates to any third party.  Except as set forth on Section 4.13(c) of the Disclosure Schedule, to Seller’s Knowledge no Proprietary Right or Licensed Rights are subject to challenge, claims of infringement or claims of invalidity or unenforceability, and, to Seller’s Knowledge, no Proprietary Right or Licensed Right is being infringed upon, misappropriated or violated by any Person.  All material registration, maintenance and renewal fees in connection with the Proprietary Rights and Licensed Rights have been paid, and all material documents, recordations and certificates required to be filed in connection with the Proprietary Rights and Licensed Rights have been filed with the relevant patent, trademark, copyright or other domestic or foreign authorities, as the case may be, for the purpose of prosecuting, establishing or perfecting ownership, and maintaining such Proprietary Rights.

                                   (d)          To the Seller’s Knowledge, the operation of the Spa Business, including the manufacture, sale and use of all products manufactured, sold or used by the Spa Business and the provision of all services provided by the Spa Business, as currently conducted by Seller, does not infringe or misappropriate, and nor will the consummation of the Contemplated Transactions or the Spa License directly cause the Spa Business or the Company to infringe or misappropriate, any proprietary or intellectual property rights of any Person or constitute unfair competition or trade practices under the laws of the United States or of any state thereof.  Except as set forth on Section 4.13(d) of the Disclosure Schedule, neither Seller nor the Company nor any of their affiliates have received written notice from any Person claiming that such operation or any act by the Company or Seller or any affiliate conflicts with, infringes, or misappropriates any proprietary or intellectual property rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does Seller or the Company have knowledge of any basis therefor).

                                   (e)          No right, license or permission to use any of the Marks (including the Marks included in the Licensed Rights) in connection with the Spa Business or any business substantially similar to or competitive with the Spa Business has been granted by Seller, the Company of any of their respective affiliates to any Person other than the Company, except as set forth in Section 9.5 and in connection with the sale of the Associated Centers Business.  Except as set forth on Section 4.13(e) of the Disclosure Schedule, no Marks (including Marks included in the Licensed Rights) have been or are now involved in any opposition or cancellation proceedings, nor are any such proceedings threatened to the Knowledge of Seller.

                                   (f)          To Seller’s Knowledge, no Proprietary Right or Licensed Right is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use of such right by the Company.

                                   (g)          Seller, Company and their affiliates have taken reasonable steps to protect the confidential information and Trade Secrets associated with or related to the Spa Business.

                                   (h)          Except as set forth in Section 9.5 and Section 9.6, neither this Agreement nor the transactions contemplated by this Agreement, the Contribution Agreement or the Spa License Agreement (other than the sale of the Associated Center Business), including the assignment to Buyer or Company by operation of law or otherwise of any contracts or agreements to which Seller or any affiliate is a party, will effect:  (i) either Buyer’s or the Company’s granting to any third party any right to or with respect to any intellectual property right owned by, or licensed to, either of Buyer or Company;  or (ii) either Buyer or Company being obligated to pay any royalties or other amounts to any third party in excess of those payable by Buyer or Company, respectively, prior to the Closing.

                    4.14        Legal Compliance.  To Seller’s Knowledge, Seller with respect to its conduct of the Spa Business and the Company have complied in all material respects with all applicable Legal Requirements, including without limitation, those of the Federal Trade Commission and State consumer fraud laws relating to advertising in connection with the Spa Business.  Except as set forth on Section 4.14 of the Disclosure Schedule, to Seller’s Knowledge, neither Seller nor the Company is under investigation with respect to, or has been charged with or given written notice of any material violation of, any of the Legal Requirements applicable to the Company or the Spa Business, including without limitation, those of the Federal Trade Commission and State consumer fraud laws relating to advertising in connection with the Spa Business.  To Seller’s Knowledge, no Proceeding is pending, and since January 1, 2005, no notice has been received by Seller or the Company, asserting a violation of the Federal Trade Commission or state consumer fraud laws relating to advertising in connection with the Spa Business.  This Section 4.14. shall not constitute a representation regarding any Legal Requirements that are more specifically addressed by Section 4.19 or Section 4.26.

                    4.15        Dental Regulations.  To Seller’s Knowledge, each P.C. has been operated in compliance with, and each P.C. Dentist is in compliance with, all applicable Legal Requirements, including but not limited to those of applicable local Governmental Bodies regulating the practices of dentistry, and each P.C. Dentist has all licenses required by applicable Legal Requirements to practice dentistry in the Spa(s) in which such P.C. Dentist practices.  Except as set forth on Section 4.15 of the Disclosure Schedules, no P.C. nor any P.C. Dentist, to Seller’s Knowledge, is under investigation with respect to, or has been charged with, or since January 1, 2005 has given written notice of, any material violation of, any Legal Requirements applicable to the P.C., P.C. Dentist or the Spas.

                    4.16        Legal Proceedings.  Except as set forth in Seller’s most recent Annual Report on Form 10-K filed with the Commission, as amended, and in Seller’s filings with the Commission since the filing of its most recent Annual Report on Form 10-K or in Section 4.16 of the Disclosure Schedule, (a) there is no Proceeding pending or, to Seller’s Knowledge, threatened against or materially adversely affecting the Company or Seller with respect to Spa Business, Seller’s right and ability to consummate the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect, and (b) to Seller’s Knowledge, there is no Proceeding pending or, to Seller’s Knowledge, threatened against or materially adversely affecting any of the P.C.s.  Neither Seller, the Company nor, to Seller’s Knowledge, any of the P.C.s is the subject of any pending or, to Seller’s Knowledge, threatened claim for breach of warranty or product liability.

                    4.17        Contracts.  Section 4.17 of the Disclosure Schedule sets forth a true and accurate list of each material supplier, manufacturer, customer, dental management or other Contract of Seller relating to the Spa Business or of the Company, true and correct copies of which have been made available to Buyer.  Each material Contract of Seller relating to the Spa Business and of the Company is currently, and will be upon the Closing of the Contemplated Transactions, valid and enforceable in accordance with the terms thereof, subject in each case to the effect of applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity, including, without limitation, the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law, except for such failures to be valid and enforceable as would have a Material Adverse Effect.

                    4.18        Absence of Certain Changes and Events.  Since the Balance Sheet Date (a) there has not been any sale or other disposition, except in the Ordinary Course of Business, of any material assets of the Company or the Spas, or any material Encumbrance placed on any such material assets, (b) there has been no material change in Seller’s accounting methods, principles or practices with respect to the Spa Business except as has been required by GAAP or any governing body relating to accounting principles, (c) there has been no damage, destruction or loss (whether or not covered by insurance) to the Contributed Assets which has a Material Adverse Effect, (d) Seller has, in all material respects, operated the Spa Business in the Ordinary Course of Business so as to preserve such business intact, to keep available to the Spa Business the services of its employees, and to preserve the goodwill of the  suppliers, customers, distributors and others having business relations with the Spa Business, and (e) Seller has not taken any action and no event has occurred that would violate the covenants of Section 6.2 of this Agreement had such action or event have occurred after the date of this Agreement.

                    4.19        Environmental Matters.  Except as set forth on Section 4.19 of the Disclosure Schedule:

                                   (a)          To Seller’s Knowledge, Seller (with respect to its operation of the Spa Business) and the Company have materially complied and been in material compliance with all Environmental, Health and Safety Requirements.

                                   (b)          Without limiting the generality of the foregoing, Seller (with respect to its operation of the Spa Business) and the Company have obtained, or will have obtained prior to the Closing, and materially complied with, and have been in material compliance with, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health and Safety Requirements for the operation of the Spas.

                                   (c)          Seller and the Company have not received any written notice or report regarding any violation of Environmental, Health and Safety Requirements, or any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Spas or the Company arising under Environmental, Health and Safety Requirements.

                                   (d)          This Section 4.19 contains the sole and exclusive representations and warranties of Seller with respect to any environmental, health, or safety matters, including without limitation any arising under any Environmental, Health and Safety Requirements.

                    4.20        Labor Matters.  Neither Seller nor the Company is a party to any labor agreement with respect to the employees of the Spa Business with any labor organization, union, group or association, and there are no employee unions (nor any other similar labor or employee organizations) under local statutes, custom or practice.  Neither Seller nor the Company has experienced any attempt by organized labor or its representatives to make Seller or the Company conform to demands of organized labor relating to the employees of the Spa Business or to enter into a binding agreement with organized labor that would cover the employees of the Spa Business.  There is no labor strike or labor disturbance pending or, to the best of Seller’s Knowledge, threatened against Seller in its conduct of the Spa Business or the Company nor is any grievance currently being asserted, and neither Seller nor the Company have experienced a work stoppage or other labor difficulty.  Except as set forth on Section 4.20 of the Disclosure Schedule, no discrimination, harassment and/or retaliation claim or claim relating to wages, hours and benefits is pending or, to Seller’s Knowledge, is threatened against any of Seller or the Company relating to the Spa Business under the 1866 or 1964 Civil Rights Acts, as amended, the Equal Pay Act, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Occupational Safety and Health Act or any other federal law or any comparable state or local fair employment practices act or law regulating discrimination, terms and conditions of employment or working conditions, in the workplace with respect to Seller or the Company.

                    4.21        Leases, Premises.  Section 4.21 of the Disclosure Schedule lists all real property leases, subleases, amendments, options, attornments and other leasehold interests to which the Company is a party (the “Leases”).  All of the Leases are valid and binding, in full force and effect and enforceable against Seller, with respect to the Spa Business, or the Company and the other parties thereto in accordance with their terms, subject to general principles of equity and laws of general application relating to bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally, regardless of whether considered in a proceeding in equity or at law, except for any failure to be in full force and effect which could reasonably be expected to result in a Material Adverse Effect and expirations after the date hereof in accordance with the terms thereof.  Neither the Company nor, to Seller’s Knowledge, any other party thereto is in default under any Lease, and Seller will not be in default under any such Lease at the time it is assigned or otherwise transferred to the Company, in each case, which default could reasonably be expected to result in a Material Adverse Effect.  Such leased properties are not subject to any Encumbrances (other than Permitted Encumbrances) that would interfere with or impair the present use thereof in the Ordinary Course of Business of the Company.

                    4.22        Suppliers.  Section 4.22 of the Disclosure Schedule lists the top seven (7) suppliers of the Spa Business during Seller’s last full fiscal year and the products each such supplier provided during such fiscal year.  Except as set forth on Section 4.22 of the Disclosure Schedule, no such supplier has indicated to Seller in writing within the past year that it will stop, or decrease the rate of supplying products or services, as applicable.  Section 4.22 of the Disclosure Schedule sets forth a list at December 31, 2005 of all purchase orders with any supplier whose purchase orders for products used in the Spas exceeded $10,000 on such date.

                    4.23        Brokers or Finders.  Neither Seller nor the Company has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

                    4.24        Powers of Attorney.  There are no outstanding powers of attorney (a) executed on behalf of the Company or (b) executed on behalf of Seller and materially affecting the Spa Business.

                    4.25        Sale of Products.  To Seller’s Knowledge, no Product manufactured or sold by or for Sellers has been the subject of any recall or other similar action, and no event has occurred, and no condition or circumstance exists, that is reasonably likely to (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such recall or other similar action relating to any such product.

                    4.26        FDA and Regulatory Matters.

                                   (a)          With respect to the teeth whitening products of Seller used in the operation of the Spa Business in the Ordinary Course of Business, including lighting devices and gel kits supplied to the Spas and tooth paste, mouth wash, whitening pens and other products supplied through the Spas and distributors to consumers (collectively, the “Products”), Seller and the other Licensors under the Spa License Agreement have obtained all Governmental Authorizations listed on Section 4.26 of the Disclosure Schedule (“Regulatory Licenses”) in connection with the design, development, labeling, sale, distribution and promotion of the Products.  To Seller’s Knowledge Seller and the other Licensors under the Spa License Agreement are in compliance in all material respect with the terms and conditions of each Regulatory License.

                                   (b)          To Seller’s Knowledge, Seller and the other Licensors under the Spa License Agreement are in compliance in all material respects with all United States Food and Drug Administration (“FDA”) and similar state and local laws applicable to the maintenance, compilation and filing of reports, including medical device reports, with regard to the Products other than any failure to be in compliance which would not have a Material Adverse Effect.  Sellers have not received any applicable written adverse event reports related to the Products, including any Medical Device Reports (as defined in 21 CFR 803).

                                   (c)          Except as set forth on Section 4.26 of the Disclosure Schedule, neither Seller nor any other Licensors under the Spa License Agreement has received any written notice or other written communication from the FDA or any other Governmental Body (i) contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of the Products or (ii) otherwise alleging any violation of any laws by Sellers.

                                   (d)          All written (including electronic) filings with and submissions to the FDA and any other Governmental Body made by Seller and the other Licensors under the Spa License Agreement with regard to the Products were true, accurate and complete in all material respects as of the date made.

                                   (e)          This Section 4.26 contains the sole and exclusive representations and warranties of Seller in this Agreement with respect to any regulatory compliance with any Regulatory Licenses or Legal Requirements imposed by the FDA or comparable international authorities.

                    4.27        Sufficiency of Assets.  Except as set forth in Section 4.27 of the Disclosure Schedule, the Contributed Assets and Licensee’s rights under the Spa License Agreement constitute all of the assets, tangible and intangible, of any nature whatsoever, used exclusively in or necessary to operate the Spa Business, in each case, substantially in the manner currently operated by Seller.

                    4.28        NO OTHER REPRESENTATIONS OR WARRANTIES.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III OR THIS ARTICLE IV, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WRITTEN OR ORAL.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER

                         Buyer hereby makes the representations and warranties set forth below to Seller as of the date hereof.

                    5.1          Organization and Good Standing.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Iowa, with full power and authority to conduct its business as it is now conducted.

                    5.2          Authorization of Transaction.  Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, subject in each case to the effect of applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity, including, without limitation, the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.  The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

                    5.3          Non-Contravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate in any material respect any Legal Requirement applicable to Buyer or to which Buyer is subject, (ii) violate any provision of either of Buyer’s Governing Documents or (iii) conflict in any material respect with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which Buyer is bound or to which Buyer’s assets are subject.  Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

                    5.4          Consents and Approvals.  No notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions.

                    5.5          Legal Proceedings.  There is no Proceeding pending that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been threatened.

                    5.6          Brokers or Finders.  Neither Buyer nor any of its Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

                    5.7          Investment.

                         Buyer (i) understands that the Membership Interests have not been registered under the Securities Act, or under any state securities laws, (ii) is acquiring the Membership Interests solely for its own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning Seller and the Company and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Membership Interests and (v) is able to bear the economic risk and lack of liquidity inherent in holding the Membership Interests.

ARTICLE VI.
COVENANTS PRIOR TO CLOSING

                    6.1          Access and Investigation.  Subject to Buyer’s obligations under ARTICLE XI, between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Seller shall, and Seller shall cause the Company to, afford Buyer and its Representatives reasonable access, during regular business hours, to the Company’s personnel, properties, Contracts, Governmental Authorizations, books and records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of the Company.  In addition, Buyer shall have the right to inspect the Company’s assets and properties, at Buyer’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of such assets and properties.  In the event that, as a result of any such investigation, Buyer has Knowledge of any fact that makes untrue any representation or warranty of Seller hereunder, Buyer shall promptly (but in no event later than the third (3rd) business day) provide to Seller written notice of such fact.  Seller shall, and Seller shall cause the Company to, furnish to Buyer during such period all such information and copies of such documents concerning the Company that Buyer or its legal counsel may reasonably request and cause Seller’s Representatives to reasonably cooperate with Buyer’s Representatives in connection with such review and examination.

                    6.2          Operation of the Spa Business.  Between the date of this Agreement and the Closing or the earlier termination of this Agreement pursuant to ARTICLE VIII, except as contemplated by this Agreement Seller shall, with respect to the Spa Business, and Seller shall cause the Company to:

                                   (a)          conduct the Spa Business in the Ordinary Course of Business;

                                   (b)          use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents, the P.C.’s and others having business relationships with it with respect to the Spa Business;

                                   (c)          maintain the Contributed Assets and the assets subject to Company’s rights under the Spa License Agreement in a state of repair and condition that is consistent with the Ordinary Course of Business of the Spa Business and repair, restore or replace in the Ordinary Course of Business any such assets that are destroyed or damaged, except for damage in the Ordinary Course of Business;

                                   (d)          comply with all material Legal Requirements and material contractual obligations applicable to the operations of the Spa Business;

                                   (e)          not modify or amend any of the Governing Documents of the Company;

                                   (f)          not sell or transfer any Contributed Assets or assets subject to Licensee’s rights under the Spa License Agreement, other than sales of inventory in the Ordinary Course of Business or in connection with the sale of the Associated Centers Business;

                                   (g)          not enter into a material Contract relating to the Spa Business (for purposes of this provision, Contracts that are consistent with Contracts that Seller has entered into in the Ordinary Course of Business prior to the date of this Agreement, other than international distribution agreements, shall not be considered material), other than leases for real property replacing any Lease which, pursuant to its terms, is expected to expire on or prior to the Closing;

                                   (h)          except in compliance with the terms of this Agreement, not effect or become a party to any business combination transaction involving the Spa Business or the sale of the Contributed Assets;

                                   (i)          not enter into any transaction or take any other action with respect to the Spa Business or the Contributed Assets that would cause or constitute a breach of any representation or warranty made by Seller in this Agreement if (i) such representation or warranty had been made as of the time of such transaction or action or (ii) such representation or warranty had been made as of the Closing Date;

                                   (j)          cooperate with Buyer, as reasonably requested by Buyer, in identifying the Governmental Authorizations required by Buyer to operate the international retail aspects of the Spa Business;

                                   (k)          maintain all books and records of the Spa Business in the Ordinary Course of Business;

                                   (l)          continue marketing efforts and expenditures in relation to the Spa Business in the Ordinary Course of Business, except for the cessation of marketing efforts and expenditures in connection with the consummation of the sale of the Associated Center Business;  and

                                   (m)          not agree, commit or offer (in writing or otherwise) to take any of the actions described in clauses (a) through (l) of this Section 6.2, provided, however, nothing in sections (a) through (l) shall preclude Seller from consummating the sale of the Associated Centers Business and the buyer thereof becoming the successor Licensor under the Spa License Agreement, provided the consummation of such transaction does not preclude Seller from consummating the Contemplated Transactions on the terms and conditions set forth in this Agreement.

                    6.3          Negative Covenant.  Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Seller shall not and shall cause the Company not to, without the prior written consent of Buyer, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events described in Sections 4.11 or 4.18 would be likely to occur, (b) make any material modification to any material Contract or Governmental Authorization relating to the Spa Business other than as contemplated by this Agreement or the Contribution Agreement or in the Ordinary Course of Business, or (c) allow the levels of Inventories to vary materially from the levels customarily maintained.

                    6.4          Required Approvals.  As promptly as practicable after the date of this Agreement, Seller shall, and Seller shall cause the Company to, make all filings required by Legal Requirements to be made by it or the Company in order to consummate the Contemplated Transactions.  Seller also shall, and Seller shall cause the Company to, use commercially reasonable efforts to cooperate with Buyer and its Representatives with respect to all filings that Buyer elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions.  Seller also shall, and Seller shall cause the Company to, use commercially reasonable efforts to cooperate with Buyer and its Representatives in obtaining all Consents.

                    6.5          Notification.  Between the date of this Agreement and the Closing, Seller shall promptly notify Buyer in writing if Seller becomes aware of (a) any fact or condition that causes or constitutes a material breach of any of Seller’s representations and warranties made in this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a material breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller’s discovery of, such fact or condition.  Should any such fact or condition require any change to the Disclosure Schedule, Seller shall promptly deliver to Buyer an update to the Disclosure Schedule specifying such change.  Such update shall be deemed to supplement and amend Seller’s representations and warranties and the Disclosure Schedule for all purposes under this Agreement, except that if such update is a material change to the Disclosure Schedule or Seller’s representations or warranties hereunder, such update shall not be deemed to supplement or amend the Disclosure Schedule for the purpose of determining whether the condition set forth in Section 7.2(a) has been satisfied or for the purpose of allowing Buyer to terminate this Agreement under ARTICLE VIII.  During the same period, Seller also shall promptly notify Buyer of the occurrence of any material breach of any covenant of Seller in this ARTICLE VI or of the occurrence of any event that may make the satisfaction of the conditions in Section 7.1 impossible.

                    6.6          No Negotiation.

                                   (a)          From the date hereof until the earlier of termination of this Agreement or the Closing, Seller and its Representatives will not, and Seller shall cause the Company and its Representatives not to, directly or indirectly, (i) initiate, solicit or encourage any inquiries or the making of any proposal with respect to or (ii) engage or participate in negotiations concerning, provide any nonpublic information or data to, or have any discussions with, any person other than Buyer relating to any Spa Business Combination;  provided, however, that prior to the effective date of the required Seller shareholder vote to adopt and approve this Agreement, this Section 6.6(a) shall not prohibit Seller from furnishing nonpublic information regarding Seller or the Spa Business to, or entering into discussions with, any Person in response to a Superior Offer or an offer that is reasonably expected to lead to a Superior Offer that is submitted to Seller by such Person (and not withdrawn) if (A) the Board concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the Board to comply with its fiduciary obligations to Seller’s shareholders under applicable law, (B) Seller gives Buyer three (3) Business Days prior written notice of the identity of such Person and of Seller’s intention to furnish information to, or enter into discussions with, such Person, and (C) Seller receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic information furnished to such Person by or on behalf of Seller.  Seller acknowledges and agrees that any action inconsistent with any of the provisions set forth in the preceding sentence by any Representative of Seller shall be deemed to constitute a breach of this Section 6.6 by Seller.

                                   (b)          Seller shall be entitled to provide a summary of the provisions of this Section 6.6 to third parties who, on an unsolicited basis after the date hereof, contact Seller or its Representatives concerning a Spa Business Combination so long as Buyer is concurrently notified of such contact.

                    6.7          Shareholder Approval.  Notwithstanding the provisions of Section 6.4, Seller will file an Information Statement pursuant to Regulation 14(C) of the Exchange Act (the “Information Statement”) with the Commission as soon as practicable following the execution of this Agreement and definitive documentation for the disposition of its Associated Center Business and will mail such Information Statement to its shareholders as promptly as possible thereafter.  The Information Statement will describe in reasonable detail the Contemplated Transactions and contain similar information regarding the disposition of the Associated Center Business.  Seller shall grant Buyer and its Representatives reasonable opportunity to review and comment on the relevant portions Information Statement for a reasonable period prior to filing the Information Statement with the Commission.

                    6.8          Seller Efforts to Satisfy Conditions.  Seller shall use its commercially reasonable efforts to cause the conditions in Section 7.1 to be satisfied.

                    6.9          Lease Cash Deposits.  Buyer and Seller acknowledge that Seller has made cash deposits with landlords under certain of Seller’s Leases for the Spas and that, subject to and upon the Closing, Seller transfers all of its rights in and to such cash deposits, up to an aggregate of $846,000, to Buyer and disclaims any ownership in the same.

                    6.10         Required Approvals.  As promptly as practicable after the date of this Agreement, Buyer shall make, or cause to be made, all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions.  Buyer also shall cooperate, and cause its Representatives to cooperate, with Seller (a) with respect to all filings Seller shall be required by Legal Requirements to make or which it elects to make and (b) in obtaining all consents, approvals or authorizations identified in Section 7.1(b);  provided, however, that Buyer shall not be required to dispose of or make any material change to its business, expend any material funds or incur any other material burden in order to comply with this Section 6.10.

                    6.11         Replacement of Lease Security Instruments.  Buyer shall enter into Lease Security Instruments in form and substance satisfactory to the landlords under any Lease requiring the same to replace all Lease Security Instruments made by Seller or any affiliate of Seller under such Leases so that all such Lease Security Instruments made by Seller or any affiliate of Seller shall have been released or terminated, at the option of Seller, on or prior to Closing.  In the event any such landlord will not release Seller or any of its affiliates or terminate the Lease Security Instruments, Buyer shall indemnify Seller for all costs and expenses related to Seller’s obligations under the Lease Security Instruments from and after the Closing Date.

                    6.12         Buyer Efforts to Satisfy Conditions.  Buyer shall use its commercially reasonable efforts to cause the conditions in Section 7.2 to be satisfied.

ARTICLE VII.
CONDITIONS TO CLOSING

                    7.1          Conditions to Seller’s Obligation to Close.  Unless waived by Seller in writing, the obligation of Seller to consummate the transactions to be performed by it in connection with the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

                                   (a)          All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that any such representation or warranty expressly relates or is limited to an earlier date and except for changes therein permitted or contemplated by this Agreement, and Buyer shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date;  and Buyer shall have delivered to Seller a certificate to such effect, dated as of the Closing Date, signed on behalf of Buyer by an authorized officer of Buyer;

                                    (b)          Each of the Consents shall have been obtained and shall be in full force and effect;

                                    (c)          Since the date of this Agreement, there shall not have been commenced or threatened against Buyer any Proceeding involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions;

                                   (d)          The approval of this Agreement and the sale of the Membership Interests by the shareholders of Seller shall have become effective in accordance with all Legal Requirements;

                                   (e)          There shall not be in effect any Legal Requirement or any injunction or other Order that (i) prohibits the consummation of the Contemplated Transactions and (ii) has been adopted or issued, or has otherwise become effective, since the date of this Agreement;  and

                                   (f)          All Lease Security Instruments made by Seller or any affiliate of Seller under any Lease requiring the same shall have been replaced with Lease Security Instruments in form and substance satisfactory to the landlords under such Leases, and all such Lease Security Instruments made by Seller or any affiliate of Seller shall have been released or terminated, at the option of Seller.

                                   (g)          Buyer shall have caused the Purchase Price to be delivered to Seller in accordance with Section 2.4.

                    7.2          Conditions to Buyer’s Obligations to Close.  Unless waived by Buyer in writing, the obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions.

                                    (a)          All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that any such representation or warranty expressly relates or is limited to an earlier date and except for changes therein permitted or contemplated by this Agreement, and Seller and the Company shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by them prior to or on the Closing Date;  and Seller shall have delivered to Buyer a certificate to such effect, dated as of the Closing Date, signed on behalf of Seller by an authorized officer of Seller;

                                   (b)          (i) Each of the consents, authorizations or approvals identified in Section 7.2(a) of the Disclosure Schedule (the “Required Consents”) shall have been obtained and shall be in full force and effect, (ii) each of the consents, authorizations or approvals identified in Section 7.2(b) of the Disclosure Schedule (the “PC Consents”) shall have been obtained and shall be in full force and effect, except for the failure to obtain such consents with respect to up to any two (2) of such P.C.s, and (iii) each of the consents, authorizations or approvals identified in Section 7.2(c) of the Disclosure Schedule (the “Other Consents” and, together with the Required Consents and the PC Consents, the “Consents”) shall have been obtained and shall be in full force and effect, except for such Other Consents the failure of which to obtain would not have a Material Adverse Effect;

                                   (c)          The approval of this Agreement and the sale of the Membership Interests by the shareholders of Seller shall have become effective in accordance with all Legal Requirements;

                                   (d)          Since the date of this Agreement, there shall not have been commenced or threatened against Buyer any Proceeding (i) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (ii) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise materially interfering with any of the Contemplated Transactions;

                                   (e)          Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer to suffer any adverse consequence under (i) any applicable Legal Requirement or Order or (ii) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body;

                                   (f)          the Spa License Agreement shall be in full force and effect;

                                   (g)          Seller shall have delivered to Buyer a certificate of good standing of the Company dated as of a date no earlier than fifteen (15) days prior to the Closing Date;

                                   (h)          Seller shall have delivered to Buyer the formulas for those products used in the Spa Business that Seller is permitted to manufacture under the Spa License;

                                   (i)          Seller and the Company shall have consummated the Contribution Agreement, which agreement shall be in full force and effect, and Seller shall have completed the transfer of assets to the Company contemplated by the Contribution Agreement;

                                   (j)          The dissenting shareholders of Seller, if any, shall have been paid, and accepted, the fair market value of their shares as agreed with Seller, in accordance with the requirements of Utah law, or Seller shall have established a reserve for such payments that, in the good faith opinion of Seller, is adequate to cover payments to dissenting shareholders;  and

                                   (k)          The Spa License Agreement shall be in full force and effect, and not breached in any material respect by either party thereto, as of the Closing Date.

ARTICLE VIII.
TERMINATION

                    8.1          Termination Events.  By notice given prior to or at the Closing, subject to Section 8.2, this Agreement may be terminated as follows:

                                   (a)          by mutual consent of Buyer and Seller;

                                   (b)          by Buyer if there is a material breach of any representation or warranty set forth in ARTICLE III or ARTICLE IV hereof or any covenant or agreement to be complied with or performed by Seller pursuant to the terms of this Agreement, and Seller shall fail to cure such breach within thirty (30) days after receipt of notice from Buyer requesting such breach to be cured;

                                   (c)          by Seller if there is a material breach of any representation or warranty set forth in ARTICLE V hereof or any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement, and Buyer shall fail to cure such breach within thirty (30) days after receipt of notice from Seller requesting such breach to be cured;

                                   (d)          by Buyer if the satisfaction of any condition in Section 7.2 by the End Date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date;

                                   (e)          by Seller if the satisfaction of any condition in Section 7.1 by the End Date is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement), and Seller has not waived such condition on or before such date;

                                   (f)          by Buyer or Seller if the Closing shall not have occurred by April 30, 2006, (the “End Date”);  provided, however, that the End Date shall be automatically extended by the number of days in excess of ten (10) days from the filing of the preliminary Information Statement pursuant to Regulation 14(C) of the Exchange Act with the Commission to the receipt of clearance to mail such Information Statement in definitive form to the shareholders of Seller;  provided further, that in all events and notwithstanding the preceding clause, Buyer or Seller may terminate this Agreement if the Closing has not occurred by May 31, 2006;  and provided further, that the right to terminate this Agreement under this clause (f) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;  or

                                   (g)          by Seller, if prior to the effective date of the Shareholder Consents, Seller receives a Superior Offer, resolves to accept such Superior Offer and shall have given Buyer five (5) days prior written notice of the intention to terminate pursuant to this provision (provided that during the five days, if Buyer decides to increase its offer in order to meet the Superior Offer, Seller shall engage in good faith negotiations with Buyer).

                    8.2          Effect of Termination.

                                   (a)          Each party’s right of termination under Section 8.1, is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 8.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 8.2 and ARTICLE XI and ARTICLE XII will survive, provided;  however, that, if this Agreement is terminated because of a breach of this Agreement by the non-terminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the non-terminating party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

                                   (b)          If (x) this Agreement is terminated pursuant to Section 8.1(g) or (y) this Agreement is terminated pursuant to Sections 8.1(b), 8.1(d) or 8.1(f) on account of the failure to satisfy Section 7.2(c) due to (1) the revocation, termination, rescission or modification of the Shareholder Consents with the consent of any shareholder or beneficial owner of shares of Seller’s capital stock or (2) any other act of Seller that is intended to prevent the satisfaction of Section 7.2(c), then Buyer would incur expenses and may suffer direct and substantial damages, which damages cannot be determined with reasonable certainty and, in order to compensate Buyer for such damages, Seller shall pay Buyer one million, one hundred and forty-three thousand dollars ($1,143,000) as liquidated damages (the “Termination Fee”) by wire transfer in immediately available funds to an account designated in writing by Buyer.  The Termination Fee will be payable within five (5) business days after such termination.  Buyer shall be entitled to recover any costs and expenses incurred in order to collect such Termination Fee or enforce the covenants set forth in this subsection, with interest on the Termination Fee at two percentage points over the then current prime rate of Bank of America until paid in full.

ARTICLE IX.
ADDITIONAL COVENANTS

                    9.1          Assistance in Proceedings.  Seller will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and records in connection with, any Proceeding involving or relating to any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller or the Company.

                    9.2          Customer and Other Business Relationships.  For ninety (90) days after the Closing, Seller will, at Buyer’s sole expense, cooperate in all reasonable respects with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing relating to the Spa Business, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others.  Seller will refer to Buyer all inquiries relating to the Company.

                    9.3          Retention of and Access to Records.  After the Closing Date, Buyer shall retain for a period consistent with customary record-retention practices those records of Seller delivered to Buyer.  Buyer also shall provide Seller and their Representatives reasonable access thereto, during normal business hours and on reasonable prior written notice, to enable them to prepare financial statements or Tax Returns or deal with Tax audits.  After the Closing Date, Seller shall provide Buyer and its Representatives reasonable access to records of the Company, during normal business hours and on reasonable prior written notice, for any reasonable business purpose specified by Buyer in such notice.  Nothing set forth in this Section 9.3 shall alter or modify the record and data retention obligations of the Company pursuant to the Contribution Agreement.

                    9.4          Further Assurances.  The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documents and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

                    9.5          Magic Mirror Product.  Buyer acknowledges that Seller has used its Magic Mirror product in connection with the Associated Center Business operations, and therefore to facilitate the use by Seller (or any successor or assign of Seller’s Associated Center Business) in connection with its Associated Center Business after Closing in approximately the same way Seller has used the Magic Mirror product in connection with its Associated Center Business before Closing, Buyer agrees as follows:  (i) Buyer hereby grants to Seller (or any successor or assign of Seller’s Associated Center Business) a right to access and use, wherever located, the manufacturing specifications and tooling used in the manufacturing of the Magic Mirror product, all upon reasonable notice and to the extent reasonably necessary to allow Seller (or any successor or assign of Seller’s Associated Center Business) to manufacture the Magic Mirror product in amounts generally consistent with Seller’s use of the Magic Mirror product in its Associated Center Business before Closing, (ii) Buyer hereby grants to Seller (or any successor or assign of Seller’s Associated Center Business)

a royalty-free, fully paid up, non-exclusive license, with right to sub-license for manufacturing only, to (A) all Proprietary Rights associated with or embodied in the Magic Mirror product and the manufacturing specifications and tooling related to the Magic Mirror product (such Proprietary Rights, the “Magic Mirror Rights”), and (B) make, have made, use, sell, and have sold any product or service containing the Magic Mirror Rights in the professional dental channel;  and (iii) Buyer shall use commercially reasonable efforts to assist Seller (or any successor or assign of Seller’s Associated Center Business) in any effort by Seller or its successor or assign to obtain manufacturing contracts with Buyer’s current manufacturer of the Magic Mirror product to enable Seller to manufacture the Magic Mirror product after Closing on the same terms and conditions, including pricing, as are applicable to Buyer.

                    9.6          Webscheduler.  Buyer acknowledges that Seller has used the Webscheduler Products in connection with the Associated Center Business operations, and therefore to facilitate the use by Seller (or any successor or assign of Seller’s Associated Center Business) in connection with its Associated Center Business after Closing in approximately the same way Seller has used the Webscheduler Products in connection with its Associated Center Business before Closing, Buyer grants to Seller (or any successor or assign of Seller’s Associated Center Business) a royalty-free, fully paid up, non-exclusive license, with right to sub-license, to all Proprietary Rights associated with or embodied in the Webscheduler Products.

                    9.7          Non-Competition.  For a period of two (2) years from the Closing Date, neither Seller nor any of its shareholders or beneficial owners of shares holding more than twenty percent of the voting interest in the Company as of the date of execution of this Agreement will for themselves or for any of their respective affiliates, engage in or manage a business (a “Restricted Business”) of providing tooth whitening, orthodontics, veneers, x-rays, cleaning and prophys to consumers through third party retail establishments anywhere in the world;  provided, however, that nothing herein shall prevent Seller and any successor or assign of Seller’s professional dentist business from continuing to operate the Associated Center Business, as such term is defined in the Contribution Agreement, or from acting as a supplier of products or services to a Restricted Business or from continuing to exploit any of the Excluded Assets, as defined in the Contribution Agreement.  Seller shall cause any such shareholder or beneficial owner of shares holding more than twenty percent of the voting interest in the Company to deliver to the Buyer at or prior to the Closing a written instrument executed by such Person agreeing to be bound by the provisions of this Section 9.7.

                    9.8          Inventory.  Buyer agrees to purchase from Seller from time to time in the Ordinary Course of Business all of Seller’s Inventory of gel procedure kits and retail products presently located at the warehouse of Oraceutical, LLC and to assume any outstanding purchase orders for additional gel procedure kits and retail products, in each case, for a purchase price no greater than Seller’s cost for such products, plus reasonable shipping and handling expenses, except for (a) such amounts which are used by Seller in the Ordinary Course of Business and (b) such amounts as are required for Seller’s Associated Center Business (or any successor or assign of Seller’s Associated Center Business).

                    9.9          Thai Spa.  Buyer acknowledges and agrees that the equity owner of the Thai Spa other than Seller exercised its right to purchase Seller’s interest in the Thai Spa under circumstances described in the Shareholders Agreement Relating to BriteSmile Whitening Spa (Thailand) Limited, dated as of April 5, 2005, by and between Seller and Dental Spa Co., Ltd., a copy of which has been provided to Buyer (the “Thai Agreement”), and that the Contemplated Transactions shall not include any transfer of such interest.  Buyer further acknowledges that the Contributed Liabilities set forth in the Contribution Agreement include an obligation of the Company to (a) supply to the Thai Spa gel procedure kits, retail products and BS3000PB Lighting Devices for the purchase prices set forth therein and (b) provide to the Thai Spa authorization codes for each BS3000PB Lighting Devices used in the Thai Spa at no charge.  Buyer agrees to accept and to cause the Company to perform such obligations for eighteen (18) months, with an option to extend for an additional twelve (12) months.

                    9.10          International Spa Rights.  Buyer acknowledges that certain rights and obligations of Seller with respect to the creation of dental spas in certain foreign jurisdictions arise under certain international distribution agreements of Seller and that the Company’s sole interest in such rights and obligations shall result from the assignment of such rights and obligations to the Company as provided in the Spa License Agreement.  Seller shall use its reasonable efforts to obtain the consent to the assignment of such rights and obligations to the Company, or the waiver of such rights and obligations;  provided that Seller shall be under no obligation to obtain any such consents or waivers.  Seller shall promptly deliver to Buyer any such consents and waivers which it obtains.

                    9.11          Transitional Services.  Prior to the Closing Date, Buyer and Seller shall engage in good faith discussions to determine what, if any, services Buyer will require from Seller for an interim period, including, without limitation, with respect to IT systems, settings and software supporting the flow and compilation of data between the Spas, Seller and Seller’s banks and merchant clearing houses and the transition of such functions to the Company and the Buyer, Sellers ability and willingness to provide any such services, the duration of any such services and the amount to be charged in respect of any such services, with the understanding that it may be appropriate for Buyer and Seller to enter into a transition services agreement to record the results of such discussions.

                    9.12          Tax Filings.  Seller shall use its commercially reasonable efforts to make such filings (“Tax Filings”) with appropriate federal, state and local Governmental Bodies as are required or permitted by applicable law in the jurisdictions where the Spas are located to determine the liability, if any, of Seller or the P.C.s for federal, state and local income, sales, use, property or leasing tax attributable to the Spa Business for periods prior to the Closing.  Seller shall pay all income, sales, use and leasing taxes (“Pre-Closing Taxes”) due from or payable by any Person as a result of the Tax Filings (except to the extent such Taxes are being contested in good faith), and such Pre-Closing Taxes shall not be deemed to be Contributed Liabilities for purposes of the Contribution Agreement.  From and after the Closing, Buyer shall cause the Company to permit Seller to have reasonable access to the facilities, books and records of the Spa Business to permit it to prepare the Tax Filings and to defend against any claims that the Tax Filings were not correct.  Seller agrees to promptly prepare and file its fiscal 2005 federal and state income tax returns and to promptly pay when due Taxes owed thereunder except to the extent such Taxes are being contested in good faith.

                    9.13          Repayment Obligations.  To the extent the consummation of the Contemplated Transactions will give rise to any repayment obligation or acceleration of any such obligation under any Contract of Seller or its affiliates governing the terms of Seller’s or such affiliates’ indebtedness for borrowed money, Seller shall, or shall cause its affiliates to, satisfy such obligations in accordance with the terms thereof.

                    9.14          Sales and Other Taxes on the Contemplated Transactions.  In view of the possibility that the tax returns of Seller for period up to and including the Closing Date may ignore the separate existence of the Company, (a) Seller shall be responsible to pay, and shall promptly report and pay, any and all sales and other taxes payable in any jurisdiction on the transfer of any taxable property or otherwise pursuant to or arising from the Contemplated Transactions (except to the extent such Taxes are being contested in good faith);  and (b) Seller shall indemnify and hold harmless Buyer and the Company from and against any and all use taxes or successor liability for sales, property or other taxes, together with any and all interest and penalties thereon, arising from or on account of the Contemplated Transactions, but not arising from or on account of the operation of the Spa Business after the Closing.

ARTICLE X.
INDEMNIFICATION;  REMEDIES

                    10.1          Survival.  All representations, warranties, covenants and obligations in this Agreement, the Disclosure Schedule (as supplemented by any updates to the Disclosure Schedule delivered pursuant to Section 6.5) shall survive the Closing and the consummation of the Contemplated Transactions for a period of (and claims based upon or arising out of such representations, warranties, covenants and agreements may be asserted at any time before the date which shall be) twelve (12) months following the Closing.

                    10.2          Indemnification and Reimbursement by Seller.  Seller will indemnify and hold harmless Buyer and its affiliates, officers, directors, members, agents and each of their respective heirs, successors, assigns and executors (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses but excluding any consequential, punitive or incidental damages) whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with (a) any breach of any representation or warranty made by Seller in this Agreement (as the same are modified by the Disclosure Schedule and any updates thereto delivered pursuant to Section 6.5), (b) any breach of any covenant or obligation of Seller in this Agreement, (c) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller (or any Person acting on their behalf) in connection with any of the Contemplated Transactions, (d) any noncompliance with any fraudulent transfer law in respect of the Contemplated Transactions or (e) any Liabilities relating to or arising from the operation of Spa Business prior to the Closing Date other than Contributed Liabilities (as such term is defined in the Contribution Agreement).

                    10.3          Indemnification and Reimbursement by Buyer.  Buyer will indemnify and hold harmless Seller and its affiliates, officers, directors, stockholders, agents and each of their respective heirs, successors, assigns and executors (collectively, the “Seller Indemnified Persons”), and will reimburse the Seller Indemnified Persons for any Damages, arising from or in connection with (a) any breach of any representation or warranty made by Buyer in this Agreement, (b) any breach of any covenant or obligation of Buyer in this Agreement, (c) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Buyer (or any Person acting on their behalf) in connection with any of the Contemplated Transactions, or (d) any Contributed Liabilities (as such term is defined in the Contribution Agreement) or Liabilities related to or arising from the operation of the Company or the Spa Business from and after the Closing Date.

                    10.4          Limitations on Amount.

                                     (a)          Except for any taxes payable by Seller (including taxes reported by Seller on a return consolidating Seller’s and the Company’s operations, sales or other activity on which taxes are due and payable) and sought to be imposed on Buyer or Company, and subject to Section 10.4(c), Seller shall have no liability (for indemnification or otherwise) with respect to claims under Section 10.2 until the total of all Damages with respect to such matters exceeds Two Hundred and Fifty Thousand Dollars ($250,000) and then only for the amount by which such Damages exceed such amount.

                                     (b)          Subject to Section 10.4(c), Buyer will have no liability (for indemnification or otherwise) with respect to claims under Section 10.3 until the total of all Damages with respect to such matters exceeds Two Hundred and Fifty Thousand Dollars ($250,000) and then only for the amount by which such Damages exceed such amount.

                                     (c)          In no event shall any party have liability (for indemnification or otherwise) for money damages in excess of Five Million Dollars ($5,000,000).

                                     (d)          Claims for indemnification with respect to (i) fraud, intentional misrepresentation, knowledge of a deliberate or willful breach of any representations, warranties or covenants under this Agreement, (ii) any Liability to a Third Party based on a misappropriation or infringement of the proprietary rights of persons other than Seller, Buyer, Company or Licensors or Licensee under the Spa License Agreement directly resulting from a breach of any representation and warranty of Seller in this Agreement, (iii) clause 10.2(e) or (iv) clause 10.3(d) shall not be subject to any of the limitations set forth in this Section 10.4.

                                     (e)          This Article X shall be the sole remedy at law of the parties with respect to monetary damages (except as provided in Section 8.2(b));  provided, however, nothing contained herein shall limit the ability of the parties to seek any equitable relief to which they may be entitled.

                    10.5          Third-Party Claims.

                                     (a)          Promptly after receipt by a Person entitled to indemnity under Section 10.2 or 10.3 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

                                     (b)          If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 10.5(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person.  After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this ARTICLE X for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation.  If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s consent unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Person and (ii) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its consent.  If the Indemnified Person does not elect to assume the defense of such Third-Party Claim, the Indemnifying Person will have no indemnification obligations with respect to any compromise or settlement of a Third Party Claim effected by the Indemnified Person without its consent, which consent shall not be unreasonably withheld provided, that such consent may be withheld unless such settlement or compromise includes a complete, unconditional release with respect to such Third Party Claim.

                                     (c)          Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent.

                                     (d)          Notwithstanding the provisions of Section 12.4, Seller hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Seller with respect to such a claim anywhere in the world;  provided, however, that such jurisdiction shall not have arisen solely out of such Buyer Indemnified Person’s consent thereto, or failure to object to jurisdiction over such Buyer Indemnified Person.

                                     (e)          With respect to any Third-Party Claim subject to indemnification under this ARTICLE X:  (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

                                     (f)          With respect to any Third-Party Claim subject to indemnification under this ARTICLE X, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that:  (i) it will use commercially reasonable efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure) and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

                    10.6          Other Claims.  A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought.

                    10.7          Insurance Proceeds.  To the extent that any Damage is covered by insurance held by any Indemnified Person, or for which any such party is a beneficiary, such Indemnified Person shall be entitled to indemnification pursuant to this ARTICLE X only with respect to the amount of Damages that are in excess of the proceeds received by such Indemnified Person pursuant to such insurance.  If such Indemnified Person receives such insurance proceeds prior to the time a claim hereunder is paid, then the amount payable by the Indemnifying Person pursuant to such claim shall be reduced by the amount of such insurance proceeds.  If such Indemnified Person receives such insurance proceeds after such claim is paid, then upon receipt by such Indemnified Person of any cash proceeds pursuant to such insurance up to the amount of the Damages incurred by such Indemnified Person with respect to such claim, such Indemnified Person shall repay to the applicable Indemnifying Person any portion of such amount which was previously paid to such Indemnified Person in satisfaction of such claim.  In addition, any Damages incurred by any Indemnified Person under this ARTICLE X will be reduced by and shall be exclusive of any amounts recovered or recoverable by the Indemnified Person pursuant to any indemnification by, or indemnification agreement with, any third party.  If the event that results in such Damages is or may be covered by insurance, then the party holding such insurance shall submit a claim for insurance coverage prior to asserting any claim for indemnification under this ARTICLE X;  provided, however, no Indemnified Person shall be required to obtain a waiver of subrogation from the carrier of any such insurance, and no indemnification payment shall be reduced by any amount for which the respective carrier shall have the right to assert subrogation.

ARTICLE XI.
CONFIDENTIALITY

                    11.1          Definition of Confidential Information.

                                     (a)          As used in this ARTICLE XI, the term “Confidential Information” includes any and all of the following information of Seller, the Company or Buyer that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Buyer on the one hand or Seller and the Company on the other hand) or its Representatives (collectively, a “Disclosing Party”) to the other party or its Representatives (collectively, a “Receiving Party”):

                                                 (i)          all information that is a trade secret under applicable trade secret or other law;

                                                 (ii)          all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware and computer software and database technologies, systems, structures and architectures;

                                                 (iii)          all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented) and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication;  and

                                                 (iv)          all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

                                     (b)          Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this ARTICLE XI, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this ARTICLE XI to the extent included within the definition. In the case of trade secrets, each of Buyer and Seller hereby waives any requirement that the other party submits, as a predicate to obtaining an injunction or similar equitable relief, proof of the economic value of any trade secret or post a bond or other security.

                    11.2          Restricted Use of Confidential Information.

                                     (a)          Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party, (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions or as otherwise provided herein and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of Seller with respect to Confidential Information of Seller or the Company (each, a “Seller Contact”) or an authorized representative of Buyer with respect to Confidential Information of Buyer (each, a “Buyer Contact”).  Each of Buyer and Seller shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by Buyer or Seller, as the case may be, of the obligations of this ARTICLE XI with respect to such information. Each of Buyer and Seller shall (1) enforce the terms of this ARTICLE XI as to its respective Representatives, (2) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this ARTICLE XI and (3) be responsible and liable for any breach of the provisions of this ARTICLE XI by it or its Representatives.

                                     (b)          Unless and until this Agreement is terminated, Seller shall maintain as confidential any Confidential Information of the Company or of Seller relating to the Company.  Notwithstanding the preceding sentence, Seller may use any Confidential Information of the Company or of Seller before the Closing in the Ordinary Course of Business in connection with the transactions permitted by Section 6.2.

                                     (c)          From and after the Closing, the provisions of Section 11.2(a) above shall not apply to or restrict in any manner Buyer’s use or disclosure of any Confidential Information of the Company or Seller relating to the Company.

                    11.3          Exceptions.  Sections 11.2(a) and 11.2(b) do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this ARTICLE XI by the Receiving Party or its Representatives, (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party, or (c) was, is or becomes available to the Receiving Party on a nonconfidential basis from a third party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure.  Seller shall not disclose any Confidential Information of Seller relating to the Company in reliance on the exceptions in clauses (b) or (c) above.

                    11.4          Legal Proceedings.  If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this ARTICLE XI, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that the Disclosing Party may, at its sole expense, seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this ARTICLE XI.  In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 11.4 do not apply to any Proceedings between the parties to this Agreement.

                    11.5          Return or Destruction of Confidential Information.  If this Agreement is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material, (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Seller Contact or a Buyer Contact (whichever represents the Disclosing Party) destroy all such Confidential Information and (c) certify all such destruction in writing to the Disclosing Party;  provided, however, that (x) the Receiving Party may make use of the Confidential Information in the course of any litigation involving the Disclosing Party provided that confidential treatment for any such information is sought by the Receiving Party, and (y) the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party’s Confidential Information is returned.

ARTICLE XII.
GENERAL PROVISIONS

                    12.1          Expenses.  Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives.  If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

                    12.2          Public Announcements.  Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as is jointly determined by Buyer and Seller, except as may be required by any Legal Requirement.  Except with the prior consent of the other party or as required by Legal Requirement, none of Seller, Buyer any of any of their Representatives shall disclose to any Person (a) the fact that any Confidential Information of Seller has been disclosed to Buyer or its Representatives, that Buyer or its Representatives have inspected any portion of the Confidential Information of Seller that any Confidential Information of Buyer has been disclosed to Seller or their Representatives or that Seller or their Representatives have inspected any portion of the Confidential Information of Buyer or (b) any information about the Contemplated Transactions, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the Contemplated Transactions or the related documents (including this Agreement). Seller and Buyer will consult with each other concerning the means by which Seller’s employees, customers, suppliers and others having dealings with Seller will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

                    12.3          Assignments, Successors and No Third-Party Rights.  No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party;  provided, however, Buyer shall have the right in its sole discretion to assign its rights and delegate its obligations under this Agreement to a corporation that Buyer may form and having Buyer as its sole shareholder as of the effective date of such assignment and delegation provided, that no such assignment shall relieve Buyer of its obligations or liabilities hereunder.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 12.3, or with respect to Seller’s obligation to indemnify and hold the Company harmless pursuant to Section 10.8.

                    12.4          Jurisdiction.  Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the courts of the State of California, Contra Costa County, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of California, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court.

                    12.5          Governing Law.  This Agreement will be governed by and construed under the laws of the State of California without regard to conflicts-of-laws principles that would require the application of any other law.

                    12.6          Waiver;  Remedies Cumulative.  The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by waiving or renouncing party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

                    12.7          Entire Agreement and Modification.  This Agreement and the License Agreement supersede all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitute (along with the Contribution Agreement, Disclosure Schedule, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

                    12.8          Notices.  All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by e-mail with a read receipt or confirmation of receipt by the intended recipient or (c) received or rejected by the addressee, if delivered by personal service in accordance with the federal or California rules of civil procedure or sent by certified mail, return receipt requested, in each case to the following addresses, or e-mail addresses and marked to the attention of the person designated below (or to such other address, e-mail address or person as a party may designate by notice to the other parties):

If to Seller:	BriteSmile, Inc. 460 North Wiget Lane Walnut Creek, California 94598 Email: nngo@britesmile.com Attention: Nhat Ngo

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036 Email: sbanker@skadden.com Attention: Stephen M. Banker, Esq.

If to Buyer:	Dental Spas, LLC 108 East Monroe Fairfield, Iowa 52556 Email: phirschhorn@primesitesinc.com Attention: Philip L. Hirschhorn, Manager

with a copy to:	Thomas H. Makeig Thomas H. Makeig, P.C. 500 North Third Street, Suite 213 Fairfield, Iowa 52556 Email: tmakeig@makeiglaw.com

                    12.9          Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                    12.10          Construction.  The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

                    12.11          Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

                    12.12          Execution of Agreement.  This Agreement may be executed in two (2) or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

[Remainder of Page Intentionally Left Blank]

                    IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

“BUYER”		“SELLER”

DENTAL SPAS, LLC,		BRITESMILE, INC.,
an Iowa limited liability company		a Utah corporation

By:	/s/ PHILIP L. HIRSCHHORN	By:	/s/ ANTHONY M. PILARO

Name:	Philip L. Hirschhorn	Name:	Anthony M. Pilaro
Its:	Manager	Its:	Chairman

i

i

4.18	Absence of Certain Changes and Events	19
4.19	Environmental Matters	20
4.20	Labor Matters	20
4.21	Leases, Premises	21
4.22	Suppliers	21
4.23	Brokers or Finders	21
4.24	Powers of Attorney	21
4.25	Sale of Products	21
4.26	FDA and Regulatory Matters	22
4.27	Sufficiency of Assets	22
4.28	NO OTHER REPRESENTATIONS OR WARRANTIES	22

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER		23

5.1	Organization and Good Standing	23
5.2	Authorization of Transaction	23
5.3	Non-Contravention	23
5.4	Consents and Approvals	23
5.5	Legal Proceedings	23
5.6	Brokers or Finders	24
5.7	Investment	24

ARTICLE VI. COVENANTS PRIOR TO CLOSING		24

6.1	Access and Investigation	24
6.2	Operation of the Spa Business	24
6.3	Negative Covenant	26
6.4	Required Approvals	26
6.5	Notification	26
6.6	No Negotiation	27
6.7	Shareholder Approval	27
6.8	Seller Efforts to Satisfy Conditions	28
6.9	Lease Cash Deposits	28
6.10	Required Approvals	28
6.11	Replacement of Lease Security Instruments	28
6.12	Buyer Efforts to Satisfy Conditions	28

ARTICLE VII. CONDITIONS TO CLOSING		28

7.1	Conditions to Seller’s Obligation to Close	28
7.2	Conditions to Buyer’s Obligations to Close	29

ARTICLE VIII. TERMINATION		31

8.1	Termination Events	31
8.2	Effect of Termination	32

ARTICLE IX. ADDITIONAL COVENANTS		33

9.1	Assistance in Proceedings	33
9.2	Customer and Other Business Relationships	33
9.3	Retention of and Access to Records	33
9.4	Further Assurances	33
9.5	Magic Mirror Product	33
9.6	Webscheduler	34
9.7	Non-Competition	34
9.8	Inventory	34
9.9	Thai Spa	35
9.10	International Spa Rights	35
9.11	Transitional Services	35
9.12	Tax Filings	35
9.13	Repayment Obligations	36
9.14	Sales and Other Taxes on the Contemplated Transactions	36

ARTICLE X. INDEMNIFICATION; REMEDIES		36

10.1	Survival	36
10.2	Indemnification and Reimbursement by Seller	36
10.3	Indemnification and Reimbursement by Buyer	37
10.4	Limitations on Amount	37
10.5	Third-Party Claims	38
10.6	Other Claims	39
10.7	Insurance Proceeds	39

ARTICLE XI. CONFIDENTIALITY		40

11.1	Definition of Confidential Information	40
11.2	Restricted Use of Confidential Information	41
11.3	Exceptions	41
11.4	Legal Proceedings	42
11.5	Return or Destruction of Confidential Information	42

ARTICLE XII. GENERAL PROVISIONS		42

12.1	Expenses	42
12.2	Public Announcements	43
12.3	Assignments, Successors and No Third-Party Rights	43
12.4	Jurisdiction	43
12.5	Governing Law	43
12.6	Waiver; Remedies Cumulative	43
12.7	Entire Agreement and Modification	44
12.8	Notices	44
12.9	Severability	45
12.10	Construction	45

12.11	Time of Essence	45
12.12	Execution of Agreement	45

EXHIBITS

EXHIBIT A:     CONTRIBUTION AGREEMENT

EXHIBIT B:     SPA LICENSE AGREEMENT